Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

February 15, 2018

Columbia Property Trust, Inc.

1170 Peachtree Street N.E.

Suite 600

Atlanta, Georgia 30309

RE:    Columbia Property Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel for Columbia Property Trust, Inc. a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 ASR dated the date hereof (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), including the prospectus included therein (the “Base Prospectus”). This opinion is being rendered at the Company’s request.

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the analyses of qualifying income and assets prepared by the Company and its organizational documents. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company, including representations from the Company in a letter delivered to us on or about the date hereof. While we have discussed such representations with representatives of the Company, we have not conducted an independent investigation or audit of such representations.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)     The Company was organized and has operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for each of its taxable years beginning

Columbia Property Trust, Inc.

February 15, 2018

with the year ended December 31, 2003, through the year ended December 31, 2017, and its current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

(ii)     The discussion set forth in the Base Prospectus, under the caption “Material U.S. Federal Income Tax Considerations,” insofar as it purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects.

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company and its investors. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained through consultation with officers of the Company, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate in any material respect. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the securities of the Company. We have not undertaken to review the Company’s compliance with the REIT requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership in any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. Finally, our opinion does not preclude the possibility that the Company may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.

Columbia Property Trust, Inc.

February 15, 2018

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP